Exhibit 99.1
Ethan Allen Interiors Inc.
Investor / Media Contact:
David R. Callen
Vice President Finance & Treasurer
203-743-8305

ETHAN ALLEN REPORTS RESULTS FOR QUARTER
ENDED MARCH 31, 2012

DANBURY, CT., April 23, 2012 – Ethan Allen Interiors Inc. (“Ethan Allen”, the “Company”, “We”, or “Our”) (NYSE:ETH) reported that net sales for the third quarter ended March 31, 2012 increased by 8.0% to 175.9 million and excluding special items, diluted earnings per share increased to $0.14 compared to $0.07 in the previous year quarter.

Farooq Kathwari, Chairman and CEO commented, “During our third quarter ended March 31st with an 8% increase in sales, our adjusted net income per share doubled reflecting continued operating leverage from our vertically integrated structure. Our dividend was increased to $0.09, an increase of 29%. Our Retail division’s written (booked) orders during the quarter increased 11% including comparable design center growth of 8%. Our written (booked) orders for our Retail Division were $30 million greater than our shipments during the quarter.”

Mr. Kathwari further stated, “The recession has further accelerated our focus on major initiatives in all areas of our enterprise including a 60% change in our product offerings in less than one year. In addition, we continue to invest in acquiring talented interior design associates and management in our Retail division. While increasing our expenses, this investment provides an opportunity to grow our sales by enhancing our competitive advantage of providing complimentary interior design services.”

Three Months Ended March 31, 2012
Net sales for the quarter ended March 31, 2012 increased 8.0% over the prior year to $175.9 million. The Company’s Retail division net sales increased 12.3% to $131.4 million including comparable design center net sales growth of 9.4%. Net income for the quarter ended March 31, 2012 was $27.5 million or $0.94 per diluted share compared with the prior year of $3.5 million or $0.12 per diluted share. During the quarter the Company reversed deferred tax asset valuation allowances and certain other tax reserves resulting in $23.9 million in non-cash tax benefits in the quarter. Excluding these benefits and other special items in both periods, net income for the quarter ended March 31, 2012 was $4.0 million or $0.14 per diluted share compared with $2.0 million or $0.07 per diluted share in the prior year period.

Nine Months Ended March 31, 2012
Net sales for the nine months ended March 31, 2012 increased 8.6% over the prior year to $544.1 million. The Company’s Retail division net sales increased 12.6% to $415.7 million including comparable design center net sales growth of 10.2%. Written orders booked during the nine month period by the Retail division were 11.5% greater than the prior year quarter including comparable design center order growth of 8.7%.

Net income for the nine months ended March 31, 2012 was $42.4 million or $1.46 per diluted share compared with the prior year of $22.1 million or $0.76 per diluted share. Excluding the non-cash tax benefits and other special items in both periods, net income for the nine months ended March 31, 2012 was $19.7 million or $0.68 per diluted share compared with $10.8 million or $0.37 per diluted share in the prior year period.

Mr. Kathwari concluded, “During the fourth quarter we will complete the launch of new products. In addition, we will launch in June “Ethan Allen Express”, a new major initiative. The objective of this initiative is to expand our reach to more consumers.  The program will consist of selected products with good price points and fast deliveries from our five lifestyles. Our plan is to strongly market this program during the next six months. As we stated in our previous press release, while recognizing the uncertain macro-economic conditions, we remain cautiously optimistic due to our many initiatives.”

Analyst Conference Call
The Company will conduct a conference call at 11:00 AM (Eastern) on Tuesday, April 24th to discuss the financial results and its business initiatives. The live webcast and replay are accessible via the Company’s website at http://ethanallen.com/investors.

About Ethan Allen
Ethan Allen Interiors Inc. is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus two plants in Mexico and Honduras. Approximately seventy percent of its products are made in its United States plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 (the “2011 Form 10-K”) and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties including specifically, and without limitation, those set forth in Part I, Item 1A “Risk Factors” of the 2011 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.
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Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(in thousands)

Selected Consolidated Financial Data:

	Three Months Ended		Nine Months Ended
	03/31/12	03/31/11	03/31/12	03/31/11

Net sales	$175.9	$162.8	$544.1	$501.0
Gross margin	53.6%	51.0%	53.4%	51.0%
Operating margin	4.4%	2.9%	6.5%	4.1%
Operating margin (excluding special items*)	4.7%	3.0%	6.9%	4.3%
Net income	$27.5	$3.5	$42.4	$22.1
Net income (excluding special items* and
unusual income tax effects)	$4.0	$2.0	$19.7	$10.8
Operating cash flow	$16.9	$37.8	$27.8	$40.6
Capital expenditures	$8.4	$1.8	$19.8	$5.7
Acquisitions	$0.5	$0.4	$0.5	$0.6
Treasury stock repurchases (settlement
date basis)	$0.0	$0.0	$0.8	$5.4

EBITDA	$12.3	$10.8	$49.4	$41.3
EBITDA as % of net sales	7.0%	6.7%	9.1%	8.3%

EBITDA (excluding special items*)	$12.8	$10.9	$51.6	$40.9
EBITDA as % of net sales (excluding special items*)	7.3%	6.7%	9.5%	8.2%

Selected Financial Data by Business Segment:
	Three Months Ended		Nine Months Ended
	03/31/12	03/31/11	03/31/12	03/31/11
Retail
Net sales	$131.4	$117.0	$415.7	$369.1
Operating margin	-5.0%	-6.2%	-2.5%	-3.5%
Operating margin (excluding special items*)	-5.0%	-6.1%	-2.1%	-3.4%

Wholesale
Net sales	$121.0	$104.1	$344.1	$312.5
Operating margin	15.0%	12.7%	14.4%	11.2%
Operating margin (excluding special items*)	15.4%	12.7%	14.4%	11.4%

* Special items consist of restructuring, impairment, transition charges and other certain items.
Related tax effects are calculated using a normalized income tax rate.

Ethan Allen Interiors Inc.
Condensed Consolidated Income Statements
Unaudited
(in thousands)

	Three Months Ended		Nine Months Ended
	03/31/12	03/31/11	03/31/12	03/31/11

Net sales	$175,861	$162,822	$544,057	$501,008
Cost of sales	81,586	79,753	253,678	245,697
Gross profit	94,275	83,069	290,379	255,311
Operating expenses:
Selling	44,281	39,147	130,147	118,542
General and administrative	42,191	39,056	124,864	115,758
Restructuring and impairment charge	16	109	5	393
Total operating expenses	86,488	78,312	255,016	234,693
Operating income	7,787	4,757	35,363	20,618
Interest and other income	157	1,128	362	5,453
Interest expense	2,189	2,773	6,814	8,649
Income before income taxes	5,755	3,112	28,911	17,422
Income tax expense (benefit)	(21,793)	(406)	(13,484)	(4,653)
Net income	$27,548	$3,518	$42,395	$22,075

Basic earnings per common share:
Net income per basic share	$0.95	$0.12	$1.47	$0.77
Basic weighted average shares outstanding	28,857	28,751	28,813	28,753

Diluted earnings per common share:
Net income per diluted share	$0.94	$0.12	$1.46	$0.76
Diluted weighted average shares outstanding	29,236	28,987	29,085	28,953

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
Unaudited
(in thousands)

	March 31,	June 30,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$73,130	$78,519
Marketable securities	11,259	12,909
Accounts receivable, net	17,571	15,036
Inventories	142,262	141,692
Prepaid expenses & other current assets	23,046	20,372
Deferred income taxes	1,163	-
Total current assets	268,431	268,528

Property, plant and equipment, net	297,211	294,853
Intangible assets, net	45,128	45,128
Restricted cash and investments	15,410	16,391
Other assets	7,251	3,425

Total Assets	$633,431	$628,325

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	192	19
Customer deposits	61,512	62,649
Accounts payable	26,655	26,958
Accrued expenses & other current liabilities	55,575	64,990
Total current liabilities	143,934	154,616

Long-term debt	154,058	165,013
Other long-term liabilities	17,719	18,975
Deferred income taxes	-	8,034
Total liabilities	315,711	346,638

Shareholders' equity	317,720	281,687

Total Liabilities and Shareholders' Equity	$633,431	$628,325

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Nine Months Ended March 31, 2012 and 2011
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Net Income / Earnings Per Share
Net income	$27,548	$3,518	$42,395	$22,075
Special items net of related tax effects *	327	69	1,375	(272)
Unusual income tax effects	(23,894)	(1,542)	(24,037)	(11,012)
Net income (excluding special items* and
unusual income tax effects)	$3,981	$2,045	$19,733	$10,791
Basic weighted average shares outstanding	28,857	28,751	28,813	28,753
Earnings per basic share	$0.95	$0.12	$1.47	$0.77
Earnings per basic share (excluding special items*
and unusual income tax effects)	$0.14	$0.07	$0.68	$0.38

Diluted weighted average shares outstanding	29,236	28,987	29,085	28,953
Earnings per diluted share	$0.94	$0.12	$1.46	$0.76
Earnings per diluted share (excluding special
items* and unusual income tax effects)	$0.14	$0.07	$0.68	$0.37

Consolidated Operating Income / Operating Margin
Operating income	$7,787	$4,757	$35,363	$20,618
Add: special items *	515	109	2,165	1,072
Operating income (excluding special items*)	$8,302	$4,866	$37,528	$21,690

Net sales	$175,861	$162,822	$544,057	$501,008
Operating margin	4.4%	2.9%	6.5%	4.1%
Operating margin (excluding special items*)	4.7%	3.0%	6.9%	4.3%

Wholesale Operating Income / Operating Margin
Wholesale operating income	$18,191	$13,253	$49,584	$35,076
Add: special items	499	-	131	679
Wholesale operating income (excluding special items*)	$18,690	$13,253	$49,715	$35,755
Wholesale net sales	$121,044	$104,119	$344,069	$312,467
Wholesale operating margin	15.0%	12.7%	14.4%	11.2%
Wholesale operating margin (excluding special items*)	15.4%	12.7%	14.4%	11.4%

Retail Operating Income / Operating Margin
Retail operating income (loss)	$(6,549)	$(7,271)	$(10,578)	$(12,767)
Add: special items	16	109	2,034	393
Retail operating income (loss) (excluding special items*)	$(6,533)	$(7,162)	$(8,544)	$(12,374)
Retail net sales	$131,402	$117,029	$415,687	$369,066
Retail operating margin	-5.0%	-6.2%	-2.5%	-3.5%
Retail operating margin (excluding special items*)	-5.0%	-6.1%	-2.1%	-3.4%

* Special items consist of restructuring, impairment, transition charges and certain other items.
Related tax effects are calculated using a normalized income tax rate.

Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011

EBITDA
Net income	$27,548	$3,518	$42,395	$22,075
Add: interest expense, net	2,037	2,527	6,419	7,807
Add: income tax expense (benefit)	(21,793)	(406)	(13,484)	(4,653)
Add: depreciation and amortization	4,510	5,191	14,092	16,120
EBITDA	$12,302	$10,830	$49,422	$41,349
Net sales	$175,861	$162,822	$544,057	$501,008
EBITDA as % of net sales	7.0%	6.7%	9.1%	8.3%

EBITDA	$12,302	$10,830	$49,422	$41,349
Add: special items*	515	109	2,165	(428)
Adjusted EBITDA	$12,817	$10,939	$51,587	$40,921
Net sales	$175,861	$162,822	$544,057	$501,008
Adjusted EBITDA as % of net sales	7.3%	6.7%	9.5%	8.2%

* Special items consist of restructuring, impairment, transition charges and certain other items.
Related tax effects are calculated using a normalized income tax rate.